EXECUTION COPY

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364-DAY REVOLVING CREDIT AGREEMENT

dated as of September 7, 2016,
among
SOUTH JERSEY INDUSTRIES, INC.,
as Borrower,

and
THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent
MORGAN STANLEY SENIOR FUNDING, INC.,
as Sole Lead Arranger and Sole Bookrunner

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i

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EXHIBITS
EXHIBIT A	Form of Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Notice of Conversion/Continuation
EXHIBIT D	Form of Opinion of Counsel to the Borrower
EXHIBIT E	Form of Assignment and Assumption
EXHIBIT F	Form of Compliance Certificate
EXHIBIT G	Form of Funding Indemnity Letter
EXHIBIT H	Form of Extension Letter
EXHIBIT I	Form of Notice of Account Designation

SCHEDULES
SCHEDULE I	Lenders, Applicable Lending Offices, Commitments and Commitment Percentages
SCHEDULE II	Ownership

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364-DAY REVOLVING CREDIT AGREEMENT

This 364-DAY REVOLVING CREDIT AGREEMENT (as it may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof at any time and from time to time, this “Agreement”) dated as of September 7, 2016, among SOUTH JERSEY INDUSTRIES, INC., a New Jersey corporation (the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement as lenders (each a “Lender” and collectively, the “Lenders”), and MORGAN STANLEY SENIOR FUNDING, INC., a Delaware corporation (“Morgan Stanley”), as administrative agent for the Lenders hereunder (in such capacity, together with its branches and Affiliates, and successors and permitted assigns in such capacity, the “Administrative Agent”).
PRELIMINARY STATEMENTS
WHEREAS, the Borrower has requested that the Lenders make revolving credit loans to the Borrower in an aggregate principal amount up to $50,000,000 at any one time outstanding and available on a 364-day basis, for general corporate purposes including, without limitation, for working capital of the Borrower, its Subsidiaries or its Affiliates; and
WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth in this Agreement, to extend credit under this Agreement as more particularly hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Agent” has the meaning assigned to that term in the preamble hereto.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.
“Agreement” means this 364-Day Revolving Loan Credit Agreement, as it may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof at any time and from time to time.
“Anniversary Date” has the meaning assigned to that term in Section 2.18(a).

LEGAL02/32231544v12

“Applicable Base Rate Margin” shall have the meaning set forth in the definition of Applicable Margin.
“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses, and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal (including, without limitation, those pertaining to health, safety, the environment or otherwise).
“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as such opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
“Applicable LIBOR Margin” shall have the meaning set forth in the definition of Applicable Margin.
“Applicable Margin” means, for the applicable interest rate on Loans made to the Borrower and the Facility Fees payable by the Borrower pursuant to Section 2.05(a), the rate per annum as set forth in the “pricing grid” below, determined by reference to the Debt Ratings:

Pricing Grid
Tier	Debt Ratings	Facility Fee	Applicable Base Rate Margin	Applicable LIBOR Margin
I	At least A/A2	0.050%	0.000%	0.700%
II	Less than A/A2; At least A-/A3	0.075%	0.000%	0.800%
III	Less than A-/A3; At least BBB+/Baa1	0.100%	0.000%	0.900%
IV	Less than BBB+/Baa1; At least BBB/Baa2	0.150%	0.100%	1.100%
V	Less than BBB/Baa2	0.200%	0.325%	1.325%

The Applicable Margin shall be adjusted effective on the next Business Day following any change in the Borrower’s Debt Ratings. The Borrower shall notify the Administrative Agent in writing promptly after becoming aware of any change in its Debt Ratings.
“Applicable Rate” means:
(a)    in the case of each Base Rate Loan, a rate per annum equal at all times to the sum of the Base Rate plus the Applicable Base Rate Margin in effect from time to time; and
(b)    in the case of each LIBOR Rate Loan comprising part of the same Loan, a rate per annum during each Interest Period equal at all times to the sum of the LIBOR Rate for such Interest Period plus the Applicable LIBOR Margin in effect from time to time during such Interest Period.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Morgan Stanley Senior Funding, Inc. in its capacity as sole lead arranger and sole bookrunner, and its successors and assigns.
“Assignment and Assumption” means an Assignment and Assumption executed in accordance with Section 10.09 in the form attached hereto as Exhibit E.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as published in The Wall Street Journal as the “prime rate,” and (c) the LIBOR Rate plus 1.00%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. If The Wall Street Journal ceases to publish the “prime rate,” and if such “prime rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then the Administrative Agent shall select a comparable interest rate index. Any change in the prime rate shall take effect at the opening of business on the day such change is published.
“Base Rate Loan” means all Loans, or portions thereof, bearing interest based on the Base Rate.
“Bonds” means any tax-exempt bonds issued in connection with various projects of the Borrower or its Subsidiaries, certain obligations of which are supported by letters of credit issued under each of the JPMorgan Reimbursement Agreements, and includes, without limitation, the 2001A Bonds, the 2001B Bonds and the 2006A Bonds.
“Borrower” has the meaning assigned to that term in the preamble hereto.
“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to the LIBOR Rate, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred interest, any limited or general partnership interest and any limited liability company membership interest.
“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601, et seq., as amended from time to time, and any regulations promulgated thereunder.
“Change in Control” means the occurrence of either of the following: (a) any entity, person (within the meaning of Section 14(d) of the Exchange Act) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) which theretofore was beneficial owner (as defined in Rule 13d‑3 under the Exchange Act) of less than 20% of the Borrower’s then outstanding common stock either (i) acquires shares of common stock of the Borrower in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 20% or more of the outstanding common stock of the Borrower, or (ii) acquires, by proxy or otherwise, the right to vote for the election of directors, for any merger, combination or consolidation of the Borrower or any of its direct or indirect Subsidiaries, or, for any other matter or question, more than 20% of the then outstanding voting securities of the Borrower; or (b) 20% or more of the directors of the board of directors of the Borrower fail to consist of Continuing Directors.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Closing Date” means September 7, 2016.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Commitment” means (a) with respect to the Lenders, the aggregate amount of the Commitments of the Lenders as set forth on Schedule I, and (b) with respect to a Lender, the amount of the Commitment of such Lender as set forth on Schedule I.
“Commitment Percentage” means, with respect to each Lender, the percentage listed under the heading “Commitment Percentage” on Schedule I hereto, as such amounts may be otherwise reduced in accordance with Section 2.06 or otherwise modified in accordance with Section 10.09 .

“Commitments” means the total of the Lenders’ Commitments.
“Compliance Certificate” means a certificate substantially in the form of Exhibit F.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consenting Lender” has the meaning assigned to that term in Section 2.18(d).
“Consolidated” means, when used with reference to any accounting term, the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.
“Consolidated Total Capitalization” means the sum of (a) Indebtedness of the Borrower and its Consolidated Subsidiaries, without duplication, plus (b) the sum of the Capital Stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus, translation adjustment and the balance of the current profit and loss account not transferred to surplus) accounts of the Borrower and its Consolidated Subsidiaries appearing on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, in each case prepared as of the date of determination in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f), after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.
“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.
“Convert,” “Conversion” and “Converted” each refers to a conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.13 or the selection of a new, or the renewal of the same, Interest Period for a LIBOR Rate Loan pursuant to Section 2.13.
“Credit Party” means the Administrative Agent or any other Lender.
“Current Stated Termination Date” has the meaning assigned to that term inSection2.18(c).
“Debt Ratings” means the ratings determined by a Rating Agency and shall be based upon the availability of such ratings as follows:

(a)The senior unsecured non-credit enhanced debt ratings of the Borrower by each Rating Agency, subject to subsection (A) below.

(b)If one, but not both, of the Rating Agencies has a senior unsecured non-credit enhanced debt rating of the Borrower, then the senior unsecured non-credit enhanced debt rating of the Borrower by either Moody’s or S&P, as applicable.
(c)If neither Rating Agency has a senior unsecured non-credit enhanced debt rating of the Borrower, then both the issuer rating assigned to the Borrower by Moody’s and the issuer credit rating assigned to the Borrower by S&P, subject to subsection (A) below.
(d)If none of (a), (b), or (c) above are available, then either the issuer rating assigned to the Borrower by Moody’s or the issuer credit rating assigned to the Borrower by S&P, as applicable.
(e)If none of the above are available, then the Debt Rating (as defined in the SJG Credit Agreement) of South Jersey Gas, subject to subsection (B) below.
For purposes of the foregoing: (A) if the Debt Ratings of the Borrower established or deemed to have been established by the two Rating Agencies shall fall within different “Tiers” on the chart set forth in the definition of Applicable Margin, then (i) in any case where the ratings differential is one tier, the higher rating will apply and (ii) in any case where the ratings differential is two tiers or more, the tier one below the higher of the two will apply; and (B) if the Debt Rating is based upon the Debt Rating (as defined in the SJG Credit Agreement) of South Jersey Gas pursuant to (e) above, the applicable Tier shall be one Tier below such Debt Rating.

Notwithstanding anything herein to the contrary, if the rating system of either Rating Agency shall change, or if either Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower, the Administrative Agent and the Lenders shall negotiate in good faith to amend the definition of Debt Ratings to reflect such changed rating system or the unavailability of ratings from either or both Rating Agencies, and, pending the effectiveness of any such amendment, the applicable tier shall be determined by reference to the Debt Ratings of the Borrower most recently in effect prior to such change or cessation.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” means a per annum rate equal to 2% greater than the Applicable Rate.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disclosure Documents” means the Borrower’s Annual Report on Form 10‑K for the year ended December 31, 2015, the Borrower’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 and any Current Report on Form 8‑K delivered to the Lenders at least three (3) Business Days prior to the Closing Date.

“Dollar” or “$” means dollars in lawful currency of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Election Date” shall have the meaning set forth in Section 2.18(b).
“Electronic Means” shall have the meaning set forth in Section 6.03.
“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the Borrower or, in the case of a Pension Plan or a Multiemployer Plan, maintained or contributed to by the Borrower or any current or former ERISA Affiliate.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with a Governmental Authority or other entity, and whether or not incorporated in a judgment, decree or order.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Governmental Authority of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Governmental Authority for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.
“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.
“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.
“Environmental Requirement” means any legal requirement relating to the environment and applicable to the Borrower or its properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any Person who together with the Borrower or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurocurrency Liabilities” has the meaning assigned to that term in Section 2.11.
“Event of Default” has the meaning assigned to that term in Section 7.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.21(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.17 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Extension” has the meaning assigned to that term in Section 2.18(a).

“Extension Condition” has the meaning assigned to that term in Section 2.18(a).

“Extension Letter” has the meaning assigned to that term in Section 2.18(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting
Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Morgan Stanley on such day on such transactions as determined by the Administrative Agent.
“Final Fee Payment Date” means the date all Commitments have been terminated and all Loans have been paid in full.
“Foreign Lender” or “Foreign Recipient” means any Lender or Recipient that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funding Indemnity Letter” means a funding indemnity letter, substantially in the form of Exhibit G.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority, required to be made by Borrower, other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of this Agreement or any other Loan Document or have a material adverse effect on the transactions contemplated by this Agreement or any other Loan Document.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority having authority over the Borrower or the Borrower’s operations, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other governmental approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, swap agreement (as defined in 11 U.S.C. § 101), interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.
“Indebtedness” means, for any Person, all obligations of such Person which in accordance with GAAP should be classified on a balance sheet of such Person as liabilities of such Person, and in any event shall include, without duplication, all (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (e) obligations as lessee under operating leases which have been recorded as off-balance sheet liabilities, (f) obligations under Hedging Obligations, (g) reimbursement obligations (contingent or otherwise)

in respect of outstanding letters of credit, (h) indebtedness of the type referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on, or security interest in, property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (i) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. For the avoidance of doubt and notwithstanding anything to the contrary set forth above, Permitted Commodity Hedging Obligations and Capital Stock, including Capital Stock having a preferred interest, shall not constitute Indebtedness for purposes of this Agreement.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to that term in Section 10.05.
“Information” has the meaning assigned to that term in Section 10.16.
“Informational Materials” has the meaning assigned to that term in Section 6.03.
“Interest Period” has the meaning assigned to that term in Section 2.10(b).
“JPMorgan” means JPMorgan Chase Bank, N.A., and its successors and assigns.
“JPMorgan Reimbursement Agreements” means, individually and collectively, as appropriate, (i) that certain Reimbursement Agreement, dated March 15, 2012, among the Borrower, the banks party thereto, and JPMorgan as issuing bank and administrative agent, relating to the 2001A Bonds, (ii) that certain Reimbursement Agreement, dated March 15, 2012, among the Borrower, the banks party thereto, and JPMorgan as issuing bank and administrative agent, relating to the 2001B Bonds and (iii) that certain Reimbursement Agreement, dated March 15, 2012, among the Borrower, the banks party thereto, and JPMorgan as issuing bank and administrative agent, relating to the 2006A Bonds, as such agreements may be amended from time to time.
“Lenders” has the meaning assigned to that term in the preamble hereto, and, in each case, includes their respective successors and permitted assigns.
“Lending Office” means, as to each Lender, its office located at its address set forth on Schedule I hereof (or identified on Schedule I hereof as its “Domestic Lending Office”) or such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrower, and as to any assignee, the office of the assignee designated as such in its Assignment and Assumption or such other office as the assignee may designate as its Lending Office.
“LIBOR Rate” means:

(a)    for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided that: (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (ii) if the LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“LIBOR Rate Loan” means all Loans, or portions thereof, bearing interest based on the LIBOR Rate (other than a Base Rate Loan for which interest is determined by reference to LIBOR).
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan” has the meaning assigned to that term in Section 2.01.
“Loan Documents” means this Agreement, the Notes and any other document evidencing, relating to or securing the Loan, and any other document or instrument delivered from time to time in connection with this Agreement or the Notes, as such documents and instruments may be amended or supplemented from time to time in accordance with the terms of this Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries on a consolidated basis, taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement or any of the other Loan Documents to which the Borrower is a party or (c) the validity or enforceability against the Borrower of this Agreement, any of the other Loan Documents to which the Borrower is a party, or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder.
“MNPI” has the meaning assigned to that term in Section 6.03.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Morgan Stanley” has the meaning assigned to that term in the preamble hereto.
“Multiemployer Plan” means a “Multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years.
“Note” means a promissory note of the Borrower in favor of a Lender evidencing the Loans made by such Lender and substantially in the form of Exhibit A, as each such Note may be amended, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement. “Notes” means, collectively, each Note issued hereunder.
“Notice of Account Designation” has the meaning assigned to that term in Section 2.03(d)(i).
“Notice of Borrowing” has the meaning assigned to that term in Section 2.03(a)(i)(A).
“Notice of Conversion/Continuation” has the meaning assigned to that term in Section 2.13.
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) all payment and other obligations owing by the Borrower to any Lender or the Administrative Agent under any other agreement to which a Lender is a party (or any Affiliate of a Lender) which is related to and permitted under this Agreement or any of the other Loan Documents, and (c) all other fees and commissions (including attorney’s fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any Subsidiary to the Lenders, or the Administrative Agent, in each case under or in respect of this Agreement, any Note, or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money under or in respect of this Agreement, any Note, or any of the other Loan Documents.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).
“Participant” has the meaning assigned to that term in Section 10.09(d).
“Participant Register” has the meaning assigned to that term in Section 10.09(d).
“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any current or former ERISA Affiliates.
“Permitted Commodity Hedging Obligations” means obligations of the Borrower with respect to commodity agreements or other similar agreements or arrangements entered into in the ordinary course of business designed to protect against, or mitigate risks with respect to, fluctuations of commodity prices to which the Borrower or any Subsidiary is exposed to in the conduct of its business so long as (a) the management of the Borrower has determined that entering into such agreements or arrangements are bona fide hedging activities which comply with the Borrower’s risk management policies and (b) such agreements or arrangements are not entered into for speculative purposes and are not of a speculative nature.
“Permitted Indebtedness” means any of the following:
(a)Indebtedness of the Borrower under (i) the Wells Fargo Revolving Credit Facility, and (ii) each of the JPMorgan Reimbursement Agreements relating to the Bonds;
(b)Indebtedness under that certain Credit Agreement, dated as of October 28, 2015, by and among the Borrower and Bank of America, N.A., as administrative agent and lender;
(c)Indebtedness under this Agreement;
(d)Indebtedness (other than the type described in clause (e) below) of the Borrower and its Subsidiaries (other than South Jersey Gas) so long as before and immediately after the incurrence of such Indebtedness, the Borrower is in compliance with Section 6.04;
(e)Indebtedness of the Borrower under Hedging Obligations covering a notional amount not to exceed the face amount of outstanding Indebtedness;

(f)Indebtedness of South Jersey Gas, under (i) that certain Four-Year Revolving Credit Agreement, dated as of May 5, 2011, among South Jersey Gas, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent on behalf of said lenders (as may be amended from time to time, the “SJG Credit Agreement”), (ii) that certain Reimbursement Agreement, dated as of August 28, 2008, as may be amended from time to time, between South Jersey Gas and JPMorgan, (iii) that certain Term Loan Credit Agreement, dated as of June 5, 2014, as may be amended from time to time, among South Jersey Gas, the lenders party thereto, and PNC Bank, National Association, as administrative agent on behalf of said lenders, and (iv) indebtedness under South Jersey Gas’s $200,000,000 commercial paper program;
(g)Indebtedness of South Jersey Gas under the First Mortgage Notes (as defined in the SJG Credit Agreement) existing as of the Closing Date, and subsequent First Mortgage Notes, so long as before and immediately after the incurrence of such Indebtedness, South Jersey Gas is in compliance with Section 6.04 of the SJG Credit Agreement;
(h)Indebtedness (other than the type described in clause (h) below) of South Jersey Gas, so long as before and immediately after the incurrence of such Indebtedness, South Jersey Gas is in compliance with Section 6.04 of the SJG Credit Agreement;
(i)Indebtedness of South Jersey Gas under Hedging Obligations covering a notional amount not to exceed the face amount of such outstanding Indebtedness; and
(j)Permitted Commodity Hedging Obligations.
“Permitted Investments” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit or money market deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating in the “A” category or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.
“Permitted Liens” means, with respect to any Person, any of the following:
(a)Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(b)Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;
(c)Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of such Person’s business, including, without limitation, deposits and pledges of funds securing Permitted Commodity Hedging Obligations;
(d)Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like liens arising in the ordinary course of such Person’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;
(e)Rights of way, zoning restrictions, easements and similar encumbrances affecting such Person’s real property which do not materially interfere with the use of such property;
(f)Liens securing Permitted Indebtedness of the type described in clauses (d) and (e) of the definition of “Permitted Indebtedness,” not in excess of $25,000,000 in the aggregate;
(g)Liens securing Permitted Indebtedness of the type described in clause (g) of the definition of “Permitted Indebtedness”;
(h)Liens securing Permitted Indebtedness of the type described in clause (h) of the definition of “Permitted Indebtedness,” not in excess of $20,000,000 in the aggregate; and
(i)Purchase money security interests for the purchase of equipment to be used in such Person’s business, encumbering only the equipment so purchased, and the proceeds thereof, and which secures only the purchase-money Indebtedness incurred to acquire the equipment so purchased, which Indebtedness qualifies as Permitted Indebtedness.
“Person” means an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Private Lenders” means any Lenders that are not Public Lenders.
“Public Lenders” has the meaning assigned to that term in Section 6.03.
“Rating Agency” means S&P and/or Moody’s.
“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.
“Register” has the meaning assigned to that term in Section 10.09(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Closing Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy including but not limited to all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III;  provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted or issued.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Required Lenders” means Lenders whose aggregate Commitment Percentages total more than 50%; provided that the Commitment held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.
“Sanctions” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority with jurisdiction over the Borrower or its Subsidiaries.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Significant Subsidiary” means, with respect to any Person, a Subsidiary which meets any of the following conditions:
(a)    such Person’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total assets of such Person and its Consolidated Subsidiaries as of the end of the most recently completed fiscal quarter;
(b)    such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of such Person and its Consolidated Subsidiaries as of the end of the most recently completed fiscal quarter;

(c)    such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of the Subsidiary exceeds 10% of such income of such Person and its Consolidated Subsidiaries for the most recently completed fiscal quarter; or
(d)    with respect to the Borrower, such Subsidiaries shall include, without limitation, South Jersey Gas.
“SJG Credit Agreement” shall have the meaning set forth in the definition of Permitted Indebtedness.
“Solvent” means, with respect to any Person, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.
“South Jersey Gas” means South Jersey Gas Company, a New Jersey corporation.
“Stated Termination Date” means September 6, 2017, or such later date to which the Stated Termination Date may be extended pursuant to Section 2.18.
“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one of more other Subsidiaries). In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earliest of (a) the Stated Termination Date, (b) the date of termination by the Borrower of the Commitments in full pursuant to Section 2.06, and (c) the date of termination of the Commitments pursuant to Section 7.02(a).
“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a

“substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430 of the Code or Section 303 of ERISA, or (g) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.
“2001A Bonds” means the Thermal Energy Facilities Revenue Bonds (Marina Energy, LLC - 2001 Project), Series A in the aggregate principal amount of $20,000,000, issued pursuant to an Indenture dated as of September 1, 2001, as such Indenture has been amended or supplemented from time to time.
“2001B Bonds” means the Thermal Energy Facilities Federally Taxable Revenue Bonds (Marina Energy, LLC - 2001 Project), Series B in the aggregate principal amount of $25,000,000, issued pursuant to an Indenture dated as of September 1, 2001, as such Indenture has been amended or supplemented from time to time.
“2006A Bonds” means the Thermal Energy Facilities Revenue Bonds (Marina Energy LLC Project), Series 2006A in the aggregate principal amount of $16,400,000, issued pursuant to an Indenture dated as of March 1, 2006, as such Indenture has been amended or supplemented from time to time.
“Type” means a type of Loan, being either a LIBOR Rate Loan or a Base Rate Loan, as applicable.
“United States” means the United States of America.
“Wells Fargo Revolving Credit Facility” means that certain Four-Year Revolving Credit Agreement, dated as of April 29, 2011, among the Borrower, the lenders referred to therein and Wells Fargo Bank, National Association, as administrative agent, as amended by that certain First Amendment to Credit Agreement dated as of February 11, 2013, and that certain Second Amendment to Credit Agreement dated as of September 27, 2013.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and the word “through” means “to and including.”
SECTION 1.03 Accounting Terms and Determinations. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.03, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)    Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
(c)    Unless otherwise expressly provided herein, (i) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (ii) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION 1.04 Terminology.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (e) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns; (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (g) all references herein to “Articles,” “Sections,” “Exhibits” and “Schedules” shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; and (j) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
SECTION 1.05 Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.
[End of Article I]

ARTICLE II
LOANS

SECTION 2.01 Loans.
(a)    Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make in Dollars its Commitment Percentage of Loans to the Borrower from time to time from the Closing Date to, but not including, the Termination Date, as requested by the Borrower in accordance with the terms of Sections 2.03(a)(i); provided, that (i) the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested and the application of the proceeds thereof) shall not exceed the aggregate Commitments of the Lenders; and (ii) the principal amount of outstanding Loans from any Lender to the Borrower shall not at any time exceed such Lender’s Commitment. Each Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage multiplied by the aggregate principal amount of Loans being made on such occasion.
(b) Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Loans prior to the Termination Date.
(c) Revolving Loans shall be disbursed in accordance with Section 2.03(d)(i).
SECTION 2.02 [Reserved.]
SECTION 2.03 Procedure for Advances of Loans.
(a) Requests for Borrowing.
(i) Base Rate Loans. By no later than 11:00 a.m. (New York, New York time) on the Business Day of the Borrower’s request for a borrowing of a Base Rate Loan, the Borrower shall submit to the Administrative Agent a written notice in the form attached hereto as Exhibit B (a “Notice of Borrowing”) and otherwise complying in all respects with Section 4.02 hereof, which such Notice of Borrowing shall set forth (I) the amount requested and (II) the desire to have such Loans accrue interest at the Base Rate. A Notice of Borrowing received after 11:00 a.m. (New York, New York time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.
(ii) LIBOR Rate Loans. By no later than 11:00 a.m. (New York New York time) on the third Business Day prior to the date of the Borrower’s request for a borrowing, the Borrower shall submit a Notice of Borrowing of a LIBOR Rate Loan to the Administrative Agent, which such Notice of Borrowing shall otherwise comply in all respects with Section 4.02 hereof and shall set forth (I) the amount requested, (II) the desire to have such Loans accrue interest at the LIBOR Rate and (III) the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. (New York, New York time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to comprise LIBOR Rate Loans, the Borrower shall indemnify the applicable Lender against any loss, cost or expense incurred by such Lender as a result of any failure of the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Loans, the applicable conditions set forth in Article IV, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender as part of such Borrowing.
(c) Each Loan shall be in an aggregate principal amount of $5,000,000 or any multiple of $1,000,000 in excess thereof (except that any such Loan may be in the aggregate amount of the unborrowed Commitments on such date).
(d) Disbursement of Loans. Not later than 2:00 p.m. (New York, New York time) on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, as applicable, such Lender’s Commitment Percentage multiplied by the Loans to be made on such borrowing date. Subject to Section 3.05, the Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.03(d)(i) in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit I hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or such other account as may be designated in writing by the Borrower to the Administrative Agent from time to time. Subject to Section 2.16, the Administrative Agent shall not be obligated to disburse that portion of the proceeds of any Loan equal to the amount by which any Lender has not made available to the Administrative Agent its applicable Commitment Percentage of such Loan.
SECTION 2.04 [Reserved.]
SECTION 2.05 Fees.
(a) The Borrower hereby agrees to pay to the Administrative Agent, for the ratable account of each Lender, a facility fee (the “Facility Fee”) equal to such Lender’s Commitment multiplied by a rate per annum equal to the “Facility Fee” under the definition of Applicable Margin from the date hereof to the Final Fee Payment Date, payable quarterly in arrears on the last day of each March, June, September and December, commencing September 30, 2016, and on the Final Fee Payment Date.
(b)
SECTION 2.06 Reduction of Commitments.
(a) Voluntary. Subject to Section 2.07(b)(i) and (ii), upon at least three Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Commitments at any time or from time to time; provided, that (A) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 in excess thereof, and (B) no reduction shall be made which would reduce the Commitment to an amount less than the sum of the then outstanding Loans. Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Commitment Percentage. Any reduction in (or termination of) the Commitments shall be permanent and may not be reinstated.
(b)    Mandatory. On the Termination Date, the Commitments shall automatically and permanently be reduced to zero.
SECTION 2.07    Prepayment of Loans.
(a)    Voluntary Prepayments. The Borrower shall have the right to prepay Loans made to it in whole or in part from time to time without premium or penalty upon one Business Days’ prior written notice to the Administrative Agent; provided, that (i) LIBOR Rate Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent and any prepayment of LIBOR Rate Loans will be subject to Section 2.12(e), each such partial prepayment of Loans shall be in the minimum principal amount of $5,000,000 with integral multiples of $1,000,000 thereafter. Amounts prepaid hereunder shall be applied first to Base Rate Loans until paid in full and second to LIBOR Rate Loans, in direct order of Interest Period maturities until paid in full, pro rata among all Lenders holding same.
(b)    Mandatory Prepayments.
(i)    If at any time the aggregate outstanding amount of the Loans exceed the Commitments, the Borrower shall immediately make a principal payment to the Administrative Agent for the ratable accounts of the Lenders in an amount necessary together with (A) accrued interest to the date of such prepayment on the principal amount repaid or prepaid and (B) in the case of prepayments of LIBOR Rate Loans, any amount payable to the Lenders pursuant to Section 2.12(e), so that the Loans do not exceed the Commitments. Any payments made under this Section 2.07(b)(i) shall be applied first to Base Rate Loans until paid in full and second to LIBOR Rate Loans in direct order of Interest Period maturities until paid in full, pro rata among all Lenders holding same.
(ii)    On each date on which the Commitment is decreased pursuant to Section 2.06, the Borrower shall pay or prepay to the Administrative Agent for the ratable accounts of the Lenders such principal amount of the outstanding Loans as shall be necessary, together with (A) accrued interest to the date of such prepayment on the principal amount repaid or prepaid and (B) in the case of prepayments of LIBOR Rate Loans, any amount payable to the Lenders pursuant to Section 2.12(e), so that the aggregate amount of the Lenders’ Loans does not exceed the Commitments. Any payments made under this Section 2.07(b)(ii) shall be applied first to Base Rate Loans until paid in full and second to LIBOR Rate Loans in direct order of Interest Period maturities until paid in full, pro rata among all Lenders holding same.
(iii)    On the Termination Date, the Borrower shall pay to the Administrative Agent for the ratable accounts of the Lenders, the principal amount of all Loans then outstanding, together with (A) accrued interest to the date of such payment on the principal amount repaid and (B) in the case of prepayments of LIBOR Rate Loans, any amount payable to the Lenders pursuant to Section 2.12(e).
SECTION 2.08    [Reserved.]
SECTION 2.09    Evidence of Debt; Notes.
(a)    Evidence of Debt. The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender and by the Administrative Agent on its books; provided, that the failure of such Lender or the Administrative Agent to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under any Note with respect of the Loans to be evidenced by such Note, and each such recordation or endorsement shall be conclusive and binding, absent manifest error. In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the Obligations of the Borrower therein recorded. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(b)    Notes. The Loans made by the Lenders to the Borrower shall be evidenced, upon request by any Lender, by Notes in a principal amount equal to the amount of such Lender’s Commitment.
SECTION 2.10    Interest Rates.
(a)    Interest Rates. Subject to the provisions of this Section, at the election of the Borrower, Loans shall bear interest at (i) the Base Rate plus the Applicable Base Rate Margin or (ii) the LIBOR Rate plus the Applicable LIBOR Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 2.12(e) of this Agreement). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Conversion/Continuation is given pursuant to Section 2.13. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.
(b)    Interest Periods. As used herein, “Interest Period” means, in connection with each LIBOR Rate Loan, the period commencing on the date of such LIBOR Rate Loan or the date of the Conversion of any LIBOR Rate Loan into such a LIBOR Rate Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period (or such other day as may be selected by the Borrower in accordance with the provisions hereof) and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one (1), two (2), three (3), six (6) or (subject to availability) twelve (12) months, in each case as the Borrower may select by notice to the Administrative Agent pursuant a Notice of Conversion/Continuation and the provisions of Section 2.03(a)(ii); provided, however, that:
(i)the Borrower may not select any Interest Period with respect to any Loan that ends after the Termination Date, and in no event shall an Interest Period of any Loan extend beyond the Termination Date;
(ii)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(iii)    any Interest Period for a LIBOR Rate Loan which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and
(iv)    no more than eight (8) Interest Periods may be in effect at any time.
(c)    Default Rate. Subject to Section 7.02, immediately upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request or convert LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable LIBOR Margin) then applicable to such LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Base Rate Margin) then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Base Rate Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
(d)    Interest Payment and Computation. (i) Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2016 and on the Termination Date; and (ii) interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3)-month interval during such Interest Period and on the Termination Date. All computations of interest for Base Rate Loans when the Base Rate is determined by the prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e)    Payments. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement (or any of them) shall be made not later than 3:00 p.m. (New York, New York time) on the date specified for payment under this Agreement to the Administrative Agent at the office of the Administrative Agent as set forth in Section 10.02 for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 4:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 7.01, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its pro rata share of such payment in accordance with the amounts then due and payable to such Lenders (except as specified below), and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 2.12(e), 2.14, 2.17, 10.05 or 10.07 shall be paid to the Administrative Agent for the account of the applicable Lender. If any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
(f)    Maximum Rate. In no contingency or event whatsoever shall the aggregate amount of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
SECTION 2.11    Reserves on LIBOR Rate Loans.
The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the funding of each LIBOR Rate Loan, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such LIBOR Rate Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant interest payment date required by Section 2.10(d), such additional interest shall be due and payable ten (10) days from receipt of such notice.
SECTION 2.12    Interest Rate Determination; Changed Circumstances.
(a)    Interest Rate Determination. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.10.
(b)    Automatic Conversion. If the Borrower shall fail to (i) select the duration of any Interest Period for any LIBOR Rate Loans in accordance with the provisions of Section 2.10(b), (ii) provide a Notice of Conversion/Continuation with respect to any LIBOR Rate Loans on or prior to 11:00 a.m., New York, New York time, on the third Business Day prior to the last day of the Interest Period applicable thereto, in the case of a Conversion to or in respect of LIBOR Rate Loans or (iii) satisfy the conditions set forth in Section 2.13 with respect to a Conversion, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such LIBOR Rate Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.
(c)    Circumstances Affecting LIBOR Rate Availability. If, with respect to any LIBOR Rate Loans (or a Conversion to or continuation thereof), (i) the Administrative Agent shall determine (which determination shall be conclusive and binding, absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Required Lenders notify the Administrative Agent or the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) and notify the Administrative Agent that the LIBOR Rate for any Interest Period for such LIBOR Rate Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective LIBOR Rate Loans for such Interest Period, then the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon:
(i)    each LIBOR Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and
(ii)    the obligation of the Lenders to make, or to Convert Base Rate Loans into, LIBOR Rate Loans shall be suspended until the Administrative Agent (based on notice from the

Required Lenders) shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
(d)    Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency (including any Change in Law), shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.
(e)    Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (ii) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation for a LIBOR Rate Loan or (iii) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s reasonable discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct absent manifest error. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent and the Lenders contained in this Section shall survive the payment in full of the Obligations.
SECTION 2.13    Voluntary Conversion of Loans.
The Borrower may on any Business Day, by delivering an irrevocable Notice of Conversion/Continuation (a “Notice of Conversion/Continuation”) in the form of Exhibit C hereto to the Administrative Agent not later than 11:00 a.m., New York time, on the third Business Day prior to the date of the proposed Conversion, and subject to the provisions of Sections 2.10 and 2.15, Convert all Loans of one Type made simultaneously into Loans of the other Type; provided, that any

Conversion of any LIBOR Rate Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans.
SECTION 2.14    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.11);

(i)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of the foregoing shall be in the aggregate to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Section 2.11 or this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.15    Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation (in each case made after the date hereof) (including any Change in Law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make LIBOR Rate Loans, or to fund or maintain LIBOR Rate Loans hereunder, (a) the obligation of the Lenders to make, or to Convert Base Rate Loans into, LIBOR Rate Loans shall be suspended until the Administrative Agent (based on notice from the affected Lender) shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and (b) the Borrower shall pay (i) on the last day of the applicable Interest Period, or (ii) if the failure to prepay immediately would cause any Lender to be in violation of such law or regulation, immediately, in full all LIBOR Rate Loans of all Lenders then outstanding, together with interest accrued thereon and amounts payable pursuant to Section 2.12(e), unless, in either case, the Borrower, within five (5) Business Days of notice from the Administrative Agent (or such shorter, maximum period of time, specified by the Administrative Agent, as may be legally allowable), Converts all LIBOR Rate Loans of all Lenders then outstanding into Base Rate Loans in accordance with Section 2.13.
SECTION 2.16    Nature of Obligations of Lenders; Assumption by the Administrative Agent.
The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the Loans (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Closing Date in accordance with this Agreement and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after the Closing Date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate (or, if such amount is not made available for a period of three (3) Business Days after the borrowing date, the Base Rate) during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including the Closing Date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section 2.16 shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of the Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days of the Closing Date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to the Loan hereunder, on demand, from the Borrower. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the Closing Date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the Closing Date.
SECTION 2.17    Taxes; Foreign Lenders.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such

Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Recipients. Any Foreign Recipient that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Recipient shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Recipient is legally entitled to do so), whichever of the following is applicable:
(i)    duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii)    duly completed copies of Internal Revenue Service Form W-8ECI,
(iii)    in the case of a Foreign Recipient claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Recipient is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or
(iv)    any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)    FATCA. If a payment made to a Recipient under any Loan Document would be subject to United States Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.17 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certificate or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.09(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(g).
(h)    Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Agreement, it shall promptly after the receipt of such refund pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Agreement with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is finally required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
(i)    Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent and the Lenders contained in this Section shall survive the payment in full of the Obligations.
(j)    USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.
SECTION 2.18    Extension of Stated Termination Date.
(a)    The Borrower may, by sending written request in substantially the form of Exhibit H (an “Extension Letter”) to the Administrative Agent (in which case the Administrative Agent shall promptly deliver a copy to each of the Lenders), no earlier than seventy-five (75) days and no later than twenty (20) days prior to any 364-day anniversary of the Closing Date (each an “Anniversary Date”), request that the Lenders extend the Stated Termination Date to the day that is 364-days after the then existing Stated Termination Date (each such request being referred to herein as an “Extension”); provided, that such Extension shall only take effect as to any Lender if Lenders holding at least 51% of the aggregate Commitments as of the applicable Election Date advise the Administrative Agent as required herein of their agreement to participate in such Extension (the “Extension Condition”).  The Stated Termination Date may be extended pursuant to this Section 2.18 on up to two occasions; provided that, in no event shall the Stated Termination Date extend beyond September 7, 2019.
(b)\    Each Lender, acting in its sole discretion, shall, by notice to the Administrative Agent given no later than fifteen (15) days after the receipt of any applicable Extension Letter by the Administrative Agent (each an “Election Date”), advise the Administrative Agent in writing whether or not such Lender agrees to such Extension.  The election of any Lender to agree to any Extension shall not obligate any other Lender to so agree.  The failure of any Lender to respond to a request for an Extension prior to the applicable Election Date shall be deemed to be a decision by such Lender not to extend the Stated Termination Date.
(c)    If the Extension Condition shall not have been satisfied as of the applicable Election Date, then the Commitments shall terminate on the then existing Stated Termination Date

(the Stated Termination Date in effect immediately after the receipt by the Administrative Agent of an Extension Letter but prior to the Extension so requested in such Extension Letter taking effect shall be referred to herein as the “Current Stated Termination Date”) and all Loans then outstanding (together with accrued interest thereon and any other amounts owing under the Loan Documents) shall be due and payable on the Current Stated Termination Date, subject to any additional requested Extension permitted pursuant to this Section 2.18.
(d)    If the Extension Condition shall have been satisfied as of any applicable Election Date, then the Borrower shall notify the Administrative Agent within two (2) Business Days of such Election Date as to whether (i) the Extension will take effect as of such Election Date or (ii) despite satisfaction of the Extension Condition, such Extension will not take effect, in which case the Commitments shall terminate on the Current Stated Termination Date and all Loans then outstanding (together with accrued interest thereon and any other amounts owing under the Loan Documents) shall be due and payable on the Current Stated Termination Date.  If the Borrower fails to notify the Administrative Agent within two (2) Business Days as required by the immediately preceding sentence, then the Borrower shall be deemed to have elected for such Extension to take effect as of the applicable Election Date.  If an Extension takes effect pursuant to either of the first two sentences of this Section 2.18(d), such Extension shall be deemed to have taken effect solely as to those Lenders (each, a “Consenting Lender”) that shall have agreed to the requested Extension on or prior to the applicable Election Date and, as to such Consenting Lenders, the Stated Termination Date shall be the date that is one year after the Current Stated Termination Date, subject to any additional Extension agreed upon pursuant to this Section 2.18.  If an Extension becomes effective as to some and not all of the Lenders (each Lender who shall not have agreed to the Extension as of the Election Date, a “Non-Consenting Lender”), then:
(i)    subject to clause (ii) of this Section 2.18(d), the Commitment of each Non-Consenting Lender shall terminate on the Stated Termination Date in effect prior to such Extension taking effect, and all Loans and other amounts payable hereunder to such Non-Consenting Lender shall become due and payable on the Stated Termination Date in effect prior to such Extension taking effect and, on the Stated Termination Date in effect prior to such Extension taking effect, the aggregate Commitments of the Lenders hereunder shall be reduced by the aggregate Commitments of the Non-Consenting Lenders so terminated on such Stated Termination Date;
(ii)    the Borrower may, at its own expense, on or prior to the Stated Termination Date in effect prior to such Extension taking effect, require any Non-Consenting Lender to transfer and assign without recourse or representation (except as to title and the absence of Liens created by it) (in accordance with and subject to the restrictions contained in Section 10.09) all of such Non-Consenting Lender’s interests, rights and obligations under the Loan Documents to one or more banks or other financial institutions (which may include any Lender) (each, an “Additional Commitment Lender”), provided, that (A) such Additional Commitment Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (not to be unreasonably withheld or delayed), (B) such assignment shall become effective no later than the Stated Termination Date in effect prior to such Extension taking effect and (C) the Additional Commitment Lender shall pay to such Non-Consenting Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Non-Consenting Lender hereunder and all other amounts accrued for such Non-Consenting Lender's account or owed to it hereunder; and
(iii)    in all cases, each Non-Consenting Lender shall be required to maintain its original Commitment up to the Stated Termination Date in effect prior to such Extension taking effect.
(e)    Notwithstanding the foregoing, no extension of the Stated Termination Date shall become effective unless, on the applicable Anniversary Date, the conditions set forth in Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated the applicable Anniversary Date and executed by the chief executive officer or chief financial officer of the Borrower.
SECTION 2.19    [Reserved.]
SECTION 2.20    [Reserved.]
SECTION 2.21    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Applicable Lending Office. If any Lender requests compensation under Section 2.14, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.09), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment provided that such Lender is not a Defaulting Lender at the time of such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.09;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12(e) as if such assignment was a payment) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    such assignment does not conflict with Applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.22    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting

Lender pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of the outstanding principal amount of the Loans funded by it.
(B)    With respect to any Facility Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall not be required to pay the remaining amount of any such fee.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent determines that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
.
[End of Article II]

ARTICLE III

[RESERVED]
[End of Article III]

ARTICLE IV

CONDITIONS PRECEDENT
SECTION 4.01    Conditions Precedent to the Execution and Delivery of this Agreement.
The obligation of the Lenders to execute and deliver this Agreement is subject to the conditions precedent that the Administrative Agent (and the Lenders, if applicable) shall have received on or before the Closing Date, the following, each dated such date, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:
(a)    Agreement. Receipt by the Administrative Agent of counterparts of this Agreement, duly executed by the Borrower, the Administrative Agent and the Lenders;
(b)    Secretary’s Certificate. Receipt by the Administrative Agent of (i) a certificate of the secretary or assistant secretary of the Borrower, as applicable, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation and all amendments thereto of the Borrower, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, (B) that attached thereto is a true and complete copy of the bylaws of the Borrower in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions or consents, as applicable, duly adopted by the board of directors of the Borrower authorizing, as applicable, the execution, delivery and performance of this Agreement and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) that the organizational documents of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing attached thereto, and (E) as to the incumbency and specimen signature of each officer of the Borrower executing this Agreement and any other document delivered in connection herewith on its behalf; and (ii) a certificate of another officer as to the incumbency and specimen signature of such secretary or assistant secretary executing the certificate pursuant to (A) above;
(c)    Officer’s Certificate. Receipt by the Administrative Agent of a certificate from the Borrower, executed on its behalf by the chief executive officer, chief financial officer or treasurer of the Borrower, as applicable, in form reasonably satisfactory to the Administrative Agent, to the effect that, as of the Closing Date, all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects (except for representations and warranties qualified by materiality, which shall be true and correct); that the Borrower is not in violation or aware of any event that would have a Material Adverse Effect on the business or operation as reflected in the Disclosure Documents; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents in any material respect; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the conditions precedent set forth in this Section 4.01;

(d)    Consents. Receipt by the Administrative Agent of a written representation from the Borrower that (i) all governmental, shareholder, member, partner and third party consents and approvals necessary or, in the reasonable opinion of the Administrative Agent, desirable, in connection with the transactions contemplated hereby have been received and are in full force and effect and (ii) no condition or requirement of law exists which could reasonably be likely to restrain, prevent or impose any material adverse condition on the transactions contemplated hereby;
(e)    Proceedings. Receipt by the Administrative Agent of a certificate from the Borrower certifying that no action, proceeding, investigation, regulation or legislation has been instituted, or, to the Borrower’s knowledge, threatened or proposed before any court, government agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or any other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Administrative Agent’s reasonable determination could reasonably be expected to result in any such prohibition or a Material Adverse Effect on the Borrower, South Jersey Gas and the Borrower’s other Subsidiaries, taken as a whole;
(f)    Financial Statements. Receipt by the Administrative Agent of the Disclosure Documents and financial statements required pursuant to Section 6.03, which demonstrate, in the Administrative Agent’s reasonable judgment, together with all other information then available to the Administrative Agent, that the Borrower can repay its debts and satisfy its other obligations as and when they become due, and can comply with the financial covenants contained in this Agreement;
(g)    Good Standing Certificate. Receipt by the Administrative Agent of a certificate of good standing for the Borrower, dated on or immediately prior to the Closing Date, from the Secretary of State of the State of New Jersey;
(h)    Reimbursement of Expenses. Receipt by the Administrative Agent and the Lenders of any expenses due hereunder (including, without limitation, legal fees and expenses of counsel to the Administrative Agent), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges related to the Loan Documents, in each case which are invoiced on or prior to the Closing Date;
(i)    Note. If requested by any Lender, a Note, payable to the order of such Lender, duly completed and executed by the Borrower;
(j)    Notice required by Section 4.02. Receipt by the Administrative Agent of the notice required under Section 4.02.
(k)    Opinions. Opinions of Stevens and Lee, counsel to the Borrower, in substantially the form of Exhibit D hereto, and as to such other matters as the Administrative Agent and the Lenders may reasonably request, addressed to the Administrative Agent and the Lenders; and
(l)    Other Documents. Receipt by the Administrative Agent of all other opinions, certificates and instruments in connection with the transactions contemplated by this Agreement reasonably satisfactory in form and substance to the Required Lenders.

(m)    Additional Information. Such additional reasonable information and materials, including, without limitation, any information required to satisfy know-your-customer or anti-money laundering requirements, which the Administrative Agent and/or any Lender shall reasonably request or require.
SECTION 4.02    Additional Conditions Precedent.
The obligation of the Lenders to (i) make Loans, including, without limitation, the making of any Loans on the Closing Date, (ii) Convert a Base Rate Loan into a LIBOR Rate Loan or from a LIBOR Rate Loan into another LIBOR Rate Loan, or (iii) extend the Stated Termination Date, shall be subject to the further conditions precedent that on the date of such Conversion, advance or Extension of the Stated Termination Date, as the case may be:
(a)    The Administrative Agent shall have received a Notice of Borrowing, Application or Extension Letter, as the case may be, signed by duly authorized officer of the Borrower, dated such date, stating that:
(i)    The representations and warranties of the Borrower contained in Section 5.01 of this Agreement are true and correct in all material respects (except for representations and warranties qualified by materiality, which shall be true and correct) on and as of the date of the making of such Loan, Conversion, or Extension of the Stated Termination Date, as applicable, as though made, Converted, issued or extended, as applicable, on and as of such date, both before and after giving effect to the issuance of such Loan, Conversion, or Extension of the Stated Termination Date, as applicable, and to the application of the proceeds thereof:
(ii)    Since December 31, 2015, there has been no Material Adverse Effect, provided, however, that this clause (ii) shall only be applicable to the initial Loans or making of a Loan Conversion or Extension of the Stated Termination Date, occurring on a date after the Closing Date; and
(iii)    No event has occurred and is continuing, or would result from the making of such Loan, Conversion, or Extension of the Stated Termination Date, as applicable, or the application of the proceeds thereof, as the case may be, which constitutes a Default or an Event of Default.
(b)    Receipt by the Administrative Agent of a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans that are made on or after the Closing Date are to be disbursed.
Unless the Borrower shall have previously advised the Administrative Agent in writing that one or more of the statements contained in clauses (a)(i) through (a)(iii) above are not true and correct, the Borrower shall be deemed to have represented and warranted that, on the date of any Loan, Conversion or Extension of the Stated Termination Date, as applicable, the above statements are true.

SECTION 4.03    Reliance on Certificates.
Each of the Lenders and the Administrative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower as to the names, incumbency, authority and signatures of the respective Persons named therein until such time as the Administrative Agent may receive a replacement certificate, in form reasonably acceptable to the Administrative Agent, from an officer of the Borrower identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of the Borrower thereafter authorized to act on its behalf.

[End of Article IV]

ARTICLE V

REPRESENTATIONS AND WARRANTIES
SECTION 5.01    Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:
(a)    Each of the Borrower and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary, except where such failure would not result in a Material Adverse Effect. Each of the Borrower and its Subsidiaries has all requisite corporate (or other applicable) powers and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.
(b)    The execution, delivery and performance by the Borrower and, where applicable, each Subsidiary of this Agreement and each Loan Document to which it is a party are within the Borrower’s or such Subsidiary’s corporate (or other applicable) powers, have been duly authorized by all necessary corporate (or other applicable) action, do not contravene (i) the Borrower’s or such Subsidiary’s certificate of incorporation (or other applicable formation document or operating agreement), (ii) any law, rule or regulation applicable to the Borrower or such Subsidiary or (iii) any contractual or legal restriction binding on or affecting the Borrower or such Subsidiary, and will not result in or require the imposition of any lien or encumbrance on, or security interest in, any property (including, without limitation, accounts or contract rights) of the Borrower or its Subsidiaries, except as provided or permitted in this Agreement and any other the Loan Document.
(c)    No Governmental Action is required for the execution or delivery by the Borrower or its Subsidiaries of this Agreement, any other Loan Document to which it is a party or for the performance by the Borrower or its Subsidiaries of its obligations under this Agreement or any other Loan Document to which it is a party other than those which have previously been duly obtained, are in full force and effect, are not subject to any pending or, to the knowledge of the Borrower, threatened appeal or other proceeding seeking reconsideration and as to which all applicable periods of time for review, rehearing or appeal with respect thereto have expired.
(d)    This Agreement and each Loan Document to which the Borrower or any Subsidiary is a party is a legal, valid and binding obligation of the Borrower or Subsidiary party thereto, enforceable against the Borrower or applicable Subsidiary in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application affecting rights and remedies of creditors generally.
(e)    Except as disclosed in the Disclosure Documents, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that has a reasonable possibility of resulting in a Material Adverse Effect.
(f)    The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at December 31, 2015, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and each Lender, fairly present in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the results of the operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied. Since December 31, 2015, there has been no Material Adverse Effect, or material adverse change in the facts and information regarding such entities as represented to the Closing Date.
(g)    The making of Loans and the use of the proceeds thereof will comply with all provisions of Applicable Law in all material respects.
(h)    Neither the Borrower nor any Subsidiary of the Borrower is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
(i)    Intentionally Omitted.
(j)    Neither the Borrower nor its Subsidiaries is engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.
(k)    Compliance with ERISA as follows:
(i)    The Borrower and each ERISA Affiliate are in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code, except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired or, if the remedial amendment period has expired, where a determination letter submission was timely made. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(ii)    Except where failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no Pension Plan has been terminated, nor has any unpaid minimum required contributions (as defined in Section 430 of the Code) (without regard to any waiver granted under Section 430 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 430 of the Code, Section 303 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 430 of the Code or Section 303 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;
(iii)    Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code; (B) incurred any liability to the PBGC which remains outstanding, other than the payment of premiums and there are no premium payments which are due and unpaid; or (C) failed to make a required contribution or payment to a Multiemployer Plan;
(iv)    No Termination Event has occurred or is reasonably expected to occur; and
(v)    Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or, to the knowledge of the Borrower, investigation is existing or, to the knowledge of the Borrower, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.
(l)    The Borrower and its Subsidiaries have filed all Tax returns (federal, state and local) required to be filed and paid all Taxes due, including interest and penalties, except to the extent that the Borrower or any such Subsidiary is diligently contesting any such Taxes in good faith and by appropriate proceedings, and for which adequate reserves for payment thereof have been established.
(m)    No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or Subsidiary thereof under any material agreement or contract, judgment, decree or order by which the Borrower or any of its respective properties may be bound or which would require the Borrower or Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor, where such default could reasonably be expected to result in a Material Adverse Effect.
(n)    As of the Closing Date, the Borrower and each of its Subsidiaries will be Solvent.
(o)    As of the Closing Date, the capitalization of the Borrower and each Significant Subsidiary of the Borrower consists of the Capital Stock, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule II hereto. All such outstanding Capital Stock has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth in the Disclosure Documents, there are no outstanding warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of, Capital Stock of the Borrower or any Subsidiary of the Borrower or are otherwise exercisable by any Person.
(p)    The Borrower and each Subsidiary of the Borrower has good and marketable title to all material assets and other property purported to be owned by it, except for any Permitted Liens.
(q)    None of the properties or assets of the Borrower is subject to any Lien, except Permitted Liens.
(r)    All written information, reports and other papers and data produced by or on behalf of the Borrower and furnished to the Administrative Agent and the Lenders in connection with the matters covered by this Agreement were, at the time the same were so furnished, complete and correct in all material respects. No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower in connection with the negotiation, preparation or execution of this Agreement or any other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading.
(s)    The performance of this Agreement and the transactions contemplated herein will not affect the status of any Bonds as being exempt from federal income tax under the Code.
(t)    Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other sanctions authority with jurisdiction over the Borrower or its Subsidiaries or (iii) located, organized or resident in a Designated Jurisdiction.
(u)    The Borrower and its Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions having jurisdiction over the Borrower or its Subsidiaries, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(v)    Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, all properties now or in the past owned, leased or operated by the Borrower and each Subsidiary thereof now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which(i) constitute or constituted a violation of applicable Environmental Laws or (ii) could give rise to liability under applicable Environmental Laws.

(w)    Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, to the knowledge of the Borrower and its Subsidiaries, the Borrower and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof.
(x)    Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, neither the Borrower nor any Subsidiary thereof has received any written or verbal notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened.
(z)    Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, to the knowledge of the Borrower and its Subsidiaries, Hazardous Materials have not been disposed of, on or transported to or from the properties now or in the past owned, leased or operated by the Borrower or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws.
(aa)    Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary thereof or such properties or such operations that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(bb)    Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, there has been no release, or to the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
(cc)    Neither the Borrower nor any Subsidiary is an EEA Financial Institution.

[End of Article V]

ARTICLE VI

COVENANTS OF THE COMPANY
SECTION 6.01    Affirmative Covenants.
Until the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments have been terminated, the Borrower will, and will cause each of its Subsidiaries, unless the Required Lenders shall otherwise consent in writing, to:
(a)    Preservation of Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate or company, as applicable, existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business, except where failure to do so does not result in, or could not reasonably be expected to have, a Material Adverse Effect.
(b)    Maintenance of Properties, Etc. Maintain, and cause each of its Subsidiaries to maintain, good and marketable title to all of its properties which are used or useful in the conduct of its business, and preserve, maintain, develop and operate, and cause each of its Subsidiaries to preserve, maintain, develop and operate, in substantial conformity with all laws and material contractual obligations, all such properties in good working order and condition, ordinary wear and tear excepted, except where such failure would not result in a Material Adverse Effect.
(c)    Ownership. Cause the Borrower to own, at all times, 100% of the Capital Stock having voting rights of South Jersey Gas.
(d)    Compliance with Material Contractual Obligations, Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with the requirements of all material contractual obligations and all applicable laws, rules, regulations and orders, the failure to comply with which could reasonably be expected to result in a Material Adverse Effect, such compliance to include, without limitation, paying before the same become delinquent all Taxes, assessments and governmental charges imposed upon it or upon its property except to the extent diligently contested in good faith and by appropriate proceedings and for which adequate reserves for the payment thereof have been established, and complying with the requirements of all applicable Environmental Laws, and other health and safety matters.
(e)    Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar businesses and similarly situated.
(f)    Visitation Rights; Keeping of Books. At any reasonable time and from time to time, upon reasonable advance notice, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective officers or directors and with their respective independent certified public accountants and keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and liabilities of the Borrower in accordance with GAAP, consistent with the procedures applied in the preparation of the financial statements referred to in Section 5.01(f) hereof.
(g)    Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s‑length transaction with a Person not an Affiliate.
(h)    Use of Proceeds. Use the proceeds of the facility created by this Agreement solely for general corporate purposes, including without limitation, working capital needs of the Borrower or its Subsidiaries.
(i)    Loan Documents. Perform and comply in all material respects with each of the provisions of each Loan Document to which it is a party.
(j)    Risk Management. Perform and comply in all material respects, and require its Subsidiaries to perform and comply in all material respects, with any risk management policies developed by the Borrower, including such policies, if applicable, related to (i) the retail and wholesale inventory distribution and trading procedures and (ii) dollar and volume limits.
(k)    Anti-Corruption and Sanctions Compliance. Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption laws applicable to the Borrower or its Subsidiaries and maintain policies and procedures designed to promote and achieve compliance with such laws.
(l)    Further Assurances. At the expense of the Borrower, promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be reasonably necessary or that the Required Lenders through the Administrative Agent may reasonably request, to enable the Lenders and the Administrative Agent to enforce the terms and provisions of this Agreement and the Loan Documents and to exercise their rights and remedies hereunder. In addition, the Borrower will use all reasonable efforts to duly obtain Governmental Actions required from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Actions in full force and effect, except where such failure would not result in a Material Adverse Effect.
(m)    Compliance with ERISA. (i) Except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) comply with applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (B) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (C) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (D) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (ii) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.
(n)    Environmental Notices. The Borrower shall furnish to the Administrative Agent, on behalf of the Lenders prompt written notice of all Environmental Liabilities known to the Borrower, all pending, or to the knowledge of the Borrower, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting its properties or, to the extent the Borrower has actual notice thereof, any adjacent property, and all facts, events or conditions that could lead to any of the foregoing; provided that the Borrower shall not be required to give such notice unless it reasonably believes that any of the foregoing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(o)    Environmental Matters. Except where it could not reasonably be expected to have a Material Adverse Effect, the Borrower will not use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from its properties any Hazardous Materials other than as disclosed to the Lenders in writing at or prior to the Closing Date except for (i) Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of or managed in the ordinary course of business in material compliance with all applicable Environmental Requirements or (ii) other Hazardous Materials the unlawful handling, discharge or disposal of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(p)    Environmental Release. Upon becoming aware of the occurrence of an Environmental Release that could reasonably be expected to have a Material Adverse Effect, the Borrower will promptly investigate the extent of, and comply in all material respects with all applicable federal, state and local statutes, rules, regulations, orders and other provisions of law relating to Hazardous Materials, air emissions, water discharge, noise emission and liquid disposal, and other environmental, health and safety matters, other than those the noncompliance with which would not have a Material Adverse Effect.
SECTION 6.02    Negative Covenants.
Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments have been terminated, the Borrower will not, and will not cause or permit any of its Subsidiaries, without the written consent of the Required Lenders, to:
(a)    Liens, Etc. Except as permitted in Section 6.02(c), create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume, or suffer to exist, any Lien other than Permitted Liens.
(b)Indebtedness. Create or suffer, or permit any Subsidiary to create or suffer, to exist any Indebtedness except for Permitted Indebtedness.

(c)    Obligation to Ratably Secure. Except as permitted by Section 6.02(a), create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien other than a Permitted Lien, in each case to secure or provide for the payment of Indebtedness, unless, on or prior to the date thereof, the Borrower shall have (i) pursuant to documentation reasonably satisfactory to the Administrative Agent and the Required Lenders, equally and ratably secured the Obligations of the Borrower under this Agreement by a Lien reasonably acceptable to the Administrative Agent and the Required Lenders, and (ii) caused the creditor or creditors, as the case may be, in respect of such Indebtedness to have entered into an intercreditor agreement in form, scope and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
(d)    Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, any other Subsidiary of the Borrower and (ii) any Subsidiary of the Borrower may merge or consolidate with and into the Borrower; provided, that the Borrower is the surviving corporation; provided, further, that in each case, immediately after giving effect to such proposed transaction, no Event of Default or Default would exist.
(e)    Sale of Assets, Etc. Sell, transfer, lease, assign or otherwise convey or dispose, or permit any Subsidiary to sell, transfer, lease, assign or otherwise convey or dispose, of assets (whether now owned or hereafter acquired), in any single transaction or series of transactions, whether or not related having an aggregate book value in excess of 10% of the Consolidated assets of the Borrower and its Consolidated Subsidiaries, except for dispositions of capital assets in the ordinary course of business as presently conducted.
(f)    Restricted Investments. Other than in the ordinary course of business (i) make or permit to exist any loans or advances to, or any other investment in, any Person except for investments in Permitted Investments, or (ii) acquire any assets or property of any other Person.
(g)    New Business. Permit the Borrower or any of its Subsidiaries to enter into any business, in any material respect, which is not similar to that existing on the Closing Date.
(h)    Distributions. Pay any dividends on or make any other distributions in respect of any Capital Stock or redeem or otherwise acquire any such Capital Stock without in each instance obtaining the prior written consent of the Required Lenders; provided, that (i) any Subsidiary of the Borrower may pay regularly scheduled dividends or make other distributions to the Borrower; and (ii) if no Default or Event of Default exists or would result therefrom, the Borrower may pay distributions or dividends in either cash or Capital Stock or may redeem or otherwise acquire Capital Stock.
(i)    Constituent Documents, Etc. Change in any material respect the nature of its certificate of incorporation, bylaws, or other similar documents, or accounting policies or accounting practices (except as required or permitted by the Financial Accounting Standards Board or GAAP).
(j)    Fiscal Year. Change its fiscal year.

(k)    Sanctions. Directly or indirectly, use the Loan or the proceeds of the Loan, or lend, contribute or otherwise make available the Loan or the proceeds of the Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.
(l)    Anti-Corruption Laws. Directly or indirectly, use the Loan or the proceeds of the Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions with jurisdiction over the Borrower or its Subsidiaries.
SECTION 6.03    Reporting Requirements.
So long as any Lender shall have any Commitment hereunder or the Borrower shall have any obligation to pay any amount to the Administrative Agent or any Lender hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing, provide to the Administrative Agent:
(a)    as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending September 30, 2016, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and consolidated and consolidating statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified by the chief financial officer or the treasurer of the Borrower as fairly presenting in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the results of operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such date, except for normal year-end adjustments, all in accordance with GAAP consistently applied (for purposes hereof delivery of the Borrower’s appropriately completed Form 10‑Q will be sufficient in lieu of delivery of such consolidated balance sheet and consolidated statements of income, retained earnings and cash flows), together with a Compliance Certificate, in the form of Exhibit F, of the chief financial officer or the treasurer of the Borrower (i) demonstrating and certifying compliance by the Borrower with the covenant set forth in Section 6.04 and (ii) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto;
(b)    as soon as available and in any event within one hundred five (105) days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Consolidated Subsidiaries, containing consolidated and consolidating financial statements for such year certified by, and accompanied by an unqualified opinion of, independent public accountants reasonably acceptable to the Administrative Agent (for purposes hereof, delivery of the Borrower’s appropriately completed Form 10‑K will be sufficient in lieu of delivery of such financial statements), together with a Compliance Certificate, in the form of Exhibit F, of the chief financial officer or the treasurer of the Borrower (i) demonstrating and certifying compliance by the Borrower with the covenant set forth in Section 6.04 and (ii) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto;
(c)    as soon as possible and in any event within five (5) days after the occurrence of each Event of Default and each Default known to the Borrower, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto;
(d)    upon the Borrower obtaining knowledge of the following, the Borrower will give written notice to the Administrative Agent promptly (and in any event within ten (10) Business Days) of any of the following: (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof); (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability in the amount of at least $1,000,000 pursuant to Section 4202 of ERISA; and (iv) the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;
(e)    as soon as possible and in any event within five (5) days after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (i) of the type described in Section 5.01(e) or (ii) for which the Administrative Agent or the Lenders will be entitled to indemnity under Section 10.05;
(f)    as soon as possible and in any event within five (5) days after the sending or filing thereof, copies of all material reports that the Borrower sends to any of its security holders, and copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;
(g)    as soon as possible and in any event within five (5) days after requested, such other information respecting the business, properties, assets, liabilities (actual or contingent), results of operations, prospects, condition or operations, financial or otherwise, of the Borrower or any Subsidiary thereof as any Lender through the Administrative Agent may from time to time reasonably request;
(h)    from time to time and promptly upon each request, information with respect to the Borrower as a Lender may reasonably request in order to comply with the Patriot Act; and
(i)    promptly, upon knowledge of any change in the Debt Rating, a certificate stating that the Debt Rating has changed with evidence of the new Debt Rating.

Information required to be delivered pursuant to this Section 6.03 shall be deemed to have been delivered if such information shall have been posted by the Borrower on an Intralinks or similar site to which the Administrative Agent has been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and the Borrower shall have notified the Administrative Agent of the availability of all Form 10-Q and Form 10-K reports; provided that, if requested by the Administrative Agent or any Lender, the Borrower shall deliver a paper copy of such information to the Administrative Agent or such Lender. Information required to be delivered pursuant to this Section 6.03 may also be delivered by electronic communications pursuant to procedures reasonably approved by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder that have been approved by the Borrower in writing including via electronic transmission (collectively, “Informational Materials”) by posting the Informational Materials on SyndTrak Online or another similar electronic means and (b) certain prospective Lenders (“Public Lenders”) may not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its Affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. Lenders will assume that all Informational Materials, other than publicly available Informational Materials filed pursuant to the Exchange Act or posted on the Borrower’s website, include MNPI. The Borrower hereby agrees that in the event any Informational Materials will not contain MNPI, the Borrower will notify Administrative Agent in writing (except with respect to Informational Materials filed pursuant to the Exchange Act, or posted on the Borrower’s website, which shall be deemed public) and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Informational Materials as not containing any MNPI (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Informational Materials constitute Information, such Information shall be treated as set forth in Section 10.16 hereof). Before distribution of any Informational Materials (a) to prospective Private Lenders, the Borrower shall provide the Administrative Agent with written authorization (including email) authorizing the dissemination of the Informational Materials and (b) to prospective Public Lenders, the Borrower shall provide the Administrative Agent with written authorization (including email) authorizing the dissemination of the Informational Materials and confirming, to the Borrower’s knowledge, the absence of MNPI therefrom.

SECTION 6.04    Financial Covenants.
So long as any Lender shall have any Commitment hereunder or the Borrower shall have any obligation to pay any amount to the Administrative Agent or any Lender hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing, maintain at the end of each fiscal quarter a ratio of Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis to Consolidated Total Capitalization of not more than 0.65 to 1.0.
[End of Article VI]

ARTICLE VII

EVENTS OF DEFAULT
SECTION 7.01    Events of Default.
Each of the following events should they occur and be continuing shall constitute an “Event of Default”:
(a)    The Borrower shall fail to pay (i) any amount of principal when the same becomes due and payable or (ii) any interest, fees or any other amount payable hereunder within five (5) Business Days of when the same becomes due and payable; or
(b)    Any representation or warranty made by or on behalf of the Borrower or any Subsidiary in this Agreement or any Loan Document or by or on behalf of the Borrower or any Subsidiary (or any of their officers) in connection with this Agreement or any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or
(c)    The Borrower shall fail (i) to perform or observe any term, covenant or agreement contained in Section 6.01(a), (c), (e), (g), (h), (i) or (j), Section 6.02(a), (b), (c), (d), (e), (f), (g), (h), (j) or (k), Section 6.03 or Section 6.04, or (ii) to perform or observe any other term, covenant or agreement contained in this Agreement (other than obligations specifically set forth elsewhere in this Section 7.01) on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement, shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(d)    The Borrower or any Significant Subsidiary thereof shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness incurred under this Agreement) thereof in the aggregate (for all such Persons) in excess of $25,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
(e)    The Borrower or any Significant Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Borrower or a Significant Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of forty-five (45) days, any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or the Borrower or a Significant Subsidiary thereof shall consent to or acquiesce in any such proceeding; or the Borrower or a Significant Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)    Any judgments or orders for the payment of money in excess of $25,000,000 (in the aggregate) shall be rendered against the Borrower or any Significant Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(g)    The obligations of the Borrower or any Subsidiary under this Agreement, any other Loan Document shall become unenforceable, or the Borrower or any Subsidiary, or any court or governmental or regulatory body having jurisdiction over the Borrower or any Subsidiary, shall so assert in writing or the Borrower or any Subsidiary shall contest in any manner the validity or enforceability thereof; or
(h)    The occurrence of a Termination Event; or
(i)    Any Governmental Approval related to the Borrower or any Subsidiary shall be rescinded, revoked, otherwise terminated, or amended or modified in any manner which is materially adverse to the interests of the Lenders and the Administrative Agent; or
(j)    An “Event of Default” or “Default” under the SJG Credit Agreement; or
(k)    A Change in Control shall occur.
SECTION 7.02    Upon an Event of Default.
Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, (i) declare the principal of and interest on the Loans, the Notes and the other Obligations (except for Hedging Obligations, which shall be governed by the terms and conditions of the documents controlling such obligations) at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement to the contrary notwithstanding and (ii) terminate the Commitments and any right of the Borrower to request Loans hereunder; provided, that upon the occurrence of an Event of Default specified in Section 7.01(e), all Obligations (except for Hedging

Obligations, which shall be governed by the terms and conditions of the documents controlling such obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding,.
SECTION 7.03    Rights and Remedies Cumulative; Non-Waiver; Etc.
The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive, and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
[End of Article VII]

ARTICLE VIII

[Reserved]
[End of Article VIII]

ARTICLE IX

THE ADMINISTRATIVE AGENT
SECTION 9.01    Appointment and Authority.
Each of the Lenders hereby irrevocably designates and appoints Morgan Stanley to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.
SECTION 9.02    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 9.03    Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 9.04    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 9.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the facilities created under this Agreement as well as activities as Administrative Agent.
SECTION 9.06    Resignation of Administrative Agent.
The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
SECTION 9.07    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 9.08    No Other Duties, etc.
Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book runner, lead manager, arranger or lead arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
[End of Article IX]

ARTICLE X

MISCELLANEOUS
SECTION 10.01    Amendments, Etc.
No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, no such waiver and no such amendment, supplement or modification shall, (a) extend the Termination Date or the maturity of any Loan, or reduce the rate or extend the time of payment of interest in respect thereof, or reduce any fee payable to any Lender hereunder or extend the time for the payment thereof, in each case without the written consent of all the Lenders, (b) amend, modify or waive any provision of this Section 10.01 or Section 10.09(d) or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of all the Lenders, (c) amend, modify or waive any provision of Article IX without the written consent of the Administrative Agent, (d) waive, modify or eliminate any of the conditions precedent specified in Article IV, in each case without the written consent of all the Lenders, (e) forgive principal, interest, fees or other amounts payable hereunder without the written consent of all the Lenders or (f) amend, modify or waive any provision relating to pro rata treatment and payments without the written consent of the all the Lenders.
SECTION 10.02    Notices, Etc.
All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telecopied, delivered by electronic mail or delivered as follows:
The Borrower:
South Jersey Industries, Inc.
1 South Jersey Plaza
Folsom, New Jersey 08037
Attention: Ann T. Anthony, Vice President and Treasurer
Facsimile: (609) 561-8225
With a copy to:
Stevens and Lee
1818 Market Street, 29th Floor
        Philadelphia, PA 19103
Attention: Linda R. Evers, Esquire
Facsimile: (610) 988-0855

The Administrative Agent:

Morgan Stanley Agency Servicing
1 New York Plaza
New York, NY 10004
Facsimile: 212-517-6680
Email: msagency@morganstanley.com

and if to any Lender, at its address or telecopy number or e-mail address set forth on Schedule I hereto; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, be effective three (3) days after being deposited in the mails or when sent by telecopy or electronic mail, respectively, addressed as previously aforesaid.

SECTION 10.03    No Waiver; Remedies.
No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 10.04    Set‑off.
(a)    If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(b)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 10.05    Indemnification.
The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related reasonable out-of-pocket expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary thereof, or any Environmental Claim related in any way to the Borrower or any Subsidiary, (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (e) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of an Indemnitee or (y) result from a claim brought by the Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
Nothing in this Section 10.05 is intended to limit the Borrower’s obligations contained in Article II. Without prejudice to the survival of any other obligation of the Borrower hereunder, the indemnities and obligations of the Borrower contained in this Section 10.05 shall survive the payment in full of amounts payable pursuant to Article II and the termination of the Commitments.
To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
SECTION 10.06    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
SECTION 10.07    Costs, Expenses and Taxes.
The Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, issuance, delivery, filing, recording, and administration of this Agreement, the Loans and any other documents which may be delivered in connection with this Agreement, including, without limitation, the reasonable fees and out‑of‑pocket expenses of counsel for the Administrative Agent incurred in connection with the preparation and negotiation of this Agreement, the Loans, and any document delivered in connection therewith and all reasonable costs and expenses incurred by the Administrative Agent (and, in the case of clause (c) or (d) below, any Lender) (including reasonable fees and out of pocket expenses of counsel) in connection with (a) with the use of Intralinks Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) the transfer, drawing upon, change in terms, maintenance, renewal or cancellation of this Agreement and the Loans, (c) any and all amounts which the Administrative Agent or any Lender has paid relative to the Administrative Agent’s or such Lender’s curing of any Event of Default resulting from the acts or omissions of the Borrower under this Agreement or any other Loan Document, (d) the enforcement of, or protection of rights under, this Agreement or any other Loan Document (whether through negotiations, legal proceedings or otherwise) or (e) any waivers or consents or amendments to or in respect of this Agreement or the Loans requested by the Borrower. In addition, the Borrower shall pay any and all stamp and other Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Loans, or any of such other documents, and agrees to save the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Taxes and fees. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent and the Lenders contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.
SECTION 10.08    [Reserved.]
SECTION 10.09    Benefit of Agreement.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (I) an Event of Default has occurred and is continuing at the time of such assignment or (II) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in form and substance reasonably satisfactory to the Administrative Agent.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.17, 2.21, 10.05 and 10.07 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrower, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 10.01 that directly affects such Participant and could not be effected by a vote of the Required Lenders. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.17 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.17 and 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17 as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 10.10    Severability.
Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.
SECTION 10.11    Governing Law.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 10.12    Headings.
Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
SECTION 10.13    Submission to Jurisdiction; Waivers.
The Borrower hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, City of New York, Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
(b    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

This Section 10.13 shall not be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.
SECTION 10.14    Acknowledgments.
The Borrower hereby acknowledges:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    neither the Administrative Agent nor any Lender has a fiduciary relationship to the Borrower, and the relationship between the Administrative Agent and any Lender, on the one hand, and the Borrower on the other hand, is solely that of debtor and creditor; and
(c)    no joint venture exists between the Borrower and the Administrative Agent or any Lender.
SECTION 10.15    WAIVERS OF JURY TRIAL.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. THIS SECTION 10.15 SHALL NOT BE CONSTRUED TO CONFER A BENEFIT UPON, OR GRANT A RIGHT OR PRIVILEGE TO, ANY PERSON OTHER THAN THE PARTIES HERETO.
SECTION 10.16    Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and use it only for purposes of this Agreement, the Loan Documents and the transactions contemplated hereby and thereby, or for any other reason relating to this Agreement, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives for the purpose of evaluating, negotiating or entering into transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature and limitation of the use of such Information and instructed to keep such Information confidential and use such Information solely for the purpose provided above), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and such source is not known by the Person receiving such Information to be in violation of this Section 10.16 or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from or on behalf of the Borrower or any Subsidiary thereof relating to the Borrower or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis without breach of this Section 10.16 prior to disclosure by the Borrower or any Subsidiary thereof; provided that, in the case of information received from the Borrower or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Lenders and Participants shall promptly notify the Borrower of its receipt of any subpoena or similar process or authority, unless prohibited therefrom by the issuing Person.
SECTION 10.17    Execution in Counterparts.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
SECTION 10.18    USA PATRIOT Act Notice.
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower thereof that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower agrees to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MORGAN STANLEY SENIOR FUNDING, INC.
as Administrative Agent

By:     /s/ Michael King
Name: Michael King
Title:    Vice President

Signature Page
to 364-Day Revolving Credit Agreement
(South Jersey Industries, Inc.)

MORGAN STANLEY BANK, N.A.
as a Lender

By:     /s/ Michael King
Name: Michael King
Title:    Vice President

Signature Page
to 364-Day Revolving Credit Agreement
(South Jersey Industries, Inc.)

SOUTH JERSEY INDUSTRIES, INC.

By: /s/ Ann T. Anthony
Name: Ann T. Anthony
Title: Vice President and Treasurer

Signature Page
to 364-Day Revolving Credit Agreement
(South Jersey Industries, Inc.)